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                                                                     EXHIBIT 3.3


                          ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                                US UNWIRED INC.


       US Unwired Inc. (the "Corporation"), through its undersigned President and Secretary, hereby certifies that:

1. Amendments to Articles. Amendments to the Articles of Incorporation, as previously amended (the "Articles"), of the Corporation were duly adopted by the shareholders of the Corporation by Written Consent of such shareholders, executed as of January 31, 1997 by holders of 10,958,133 shares (or 97.40%) of the 11,250,000 total outstanding shares of Class B voting common stock, $.01 par value, said class being the only class or series of capital stock outstanding. The Articles permit shareholder action by written consent of the proportion of the voting power of the Corporation as is required to take such action. Said Written Consent amends Article IV(A) of the Articles, to read in its entirety as follows:


                                  "ARTICLE IV
                                 CAPITAL STOCK:
                    CLASS B COMMON STOCK SPECIAL PROVISIONS

A. Qualified Holders. Class B Common Stock may be held only by the following holders (each of which is a "Qualified Holder"):

       (i) Persons and entities who receive Class B Common Stock (a) in connection with the reclassification referred to in Article IV(C), or (b) as a distribution from any such entity which received Class B Common Stock in connection with the reclassification referred to in Article IV(C) (each such person or entity is hereinafter referred to as a "Founder"),

       (ii)   Any natural person who is:

              (a)    a descendent (including by adoption) of a Founder; and

              (b)    the spouse or surviving spouse of a Qualified Holder.

       (iii) Any trustee or other fiduciary, but only if and so long as the sole beneficial owners of the shares are one or more Qualified Holders;

       (iv) Any corporation that is not a Founder, if the entire capital stock thereof is owned by any one or more Qualified Holders; and
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       (v)    Any partnership or limited liability company that is not a
Founder, whose sole partners or owners are one or more Qualified Holders.

       (vi) Any person or entity which is designated a Qualified Holder in accordance with the following paragraph.

       (vii) Any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986 (or any succeeding provision).

       If a Qualified Holder ceases to be such (as would, for example, a corporation that is not a Founder some of whose stock is transferred by a Qualified Holder to a non-Qualified Holder; or a natural person who has been a Qualified Holder solely by virtue of being the spouse of a Qualified Holder but who becomes divorced from such Qualified Holder) then the shares of Class B Common Stock owned by the former Qualified Holder shall be offered to the remaining Qualified Holders and the Corporation according to the procedures of
Article IV(B), except that the "option period" described therein shall not terminate until forty-five days after written notice of the cessation has been given by the former Qualified Holder or any other Qualified Holder to the Corporation and further except that the "market value per share" shall be the lesser of that existing at the time of the cessation or that existing at the time of such written notice. Any such shares not purchased by the remaining Qualified Holders or the Corporation shall be automatically converted into Class A Common Stock on a share-for-share basis and such converted shares shall be subject to the limitations of Article IV(B)(7). Notwithstanding the foregoing, such unpurchased shares shall not be converted into Class A Common Stock if, within 30 days after the end of the Option Period, the holder is designated a "Qualified Holder" by holders of a majority of the Class B Common Stock then outstanding, in which event the unpurchased shares shall remain Class B Common Stock and shall continue to be subject to Article IV. A Qualified Holder who is a natural person does not cease to be a Qualified Holder by reason of such person's death, but the transfer of such deceased person's Class B Common Stock is subject to the restrictions of Article IV(B)."




                                   /s/ WILLIAM L. HENNING, JR.
                                       PRESIDENT



                                   /s/ THOMAS G. HENNING
                                       SECRETARY
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                                ACKNOWLEDGEMENT


STATE OF LOUISIANA

PARISH OF CALCASIEU


       BEFORE ME, the undersigned authority personally came and appeared William L. Henning, Jr. and Thomas G. Henning to me known to be the persons who signed the foregoing instrument as President and Secretary, respectively, of US Unwired Inc. and who, having been duly sworn, acknowledged and declared in the presence of the witnesses whose names are subscribed below, that they signed that instrument of their free act and deed for the purposes mentioned therein.

       IN WITNESS WHEREOF, the appearers and witnesses and I have signed below on this 31st day of January, 1997.


WITNESSES:


                                        /s/ William L. Henning, Jr., President



                                        /s/ Thomas G. Henning, Secretary




                            /s/ Willard H. Henson
                                  Signature
                              Willard H. Henson

                                   Print Name

                                  NOTARY PUBLIC

My Commission Expires:
at death